Exhibit 99.1

TRIPLE FLAG PRECIOUS METALS CORP.

Amended and Restated Omnibus Equity Incentive Plan

Approved by the Board of Directors on May 3, 2021 and Amended and Restated on

March 4, 2022

TABLE OF CONTENTS

Page

Section 1.	Interpretation and Administrative Provisions	3

1.1	Purpose	3
1.2	Definitions	3
1.3	Interpretation	8
1.4	Currency	8
1.5	Administration	8
1.6	Governing Law	9
1.7	Shares Subject to the Plan	9
1.8	Participation Limits	9

Section 2.	Options	10

2.1	Granting of Options	10
2.2	Vesting of Options	10
2.3	Exercise Price	10
2.4	Option Term; Blackout Period	10
2.5	Exercise of Options	10

Section 3.	Share Units	11

3.1	Granting of RSUs or PSUs	11
3.2	Number and Type of Share Units	11
3.3	Vesting of RSUs	11
3.4	Vesting of PSUs	12
3.5	Dividend Share Units	12
3.6	Share Unit Accounts	12
3.7	Settlement of Share Unit Awards	12

Section 4.	Termination of Employment	13

4.1	Termination for Cause	13
4.2	Resignation	13
4.3	Retirement or Disability	13
4.4	Death	14
4.5	Termination Without Cause	15
4.6	Ceasing Employment Following a Change of Control	16
4.7	Termination of Consultants	17

Section 5.	General	18

5.1	Capital Adjustments	18
5.2	Effect of a Change of Control	18
5.3	Amendment and Termination	19
5.4	Clawback	20
5.5	Non-Exclusivity	20
5.6	Unfunded Plan	20
5.7	Successors and Assigns	21
5.8	Transferability of Awards	21

TABLE OF CONTENTS

(continued)

Page

5.9	No Special Rights	21
5.10	Other Employee Benefits	21
5.11	Withholding Taxes	22
5.12	No Liability	22
5.13	Government Regulation and Grant Restrictions	22
5.14	Priority of Agreements	23
5.15	Compliance with Applicable Laws	23
5.16	Non-Canadian Participants	23
5.17	Severability	23
5.18	General	23
5.19	Effective Date	24

Schedule A	OPTION AGREEMENT	28

Schedule B	NOTICE OF EXERCISE	31

Schedule C	PSU AGREEMENT	32

Schedule D	RSU AGREEMENT	35

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Triple Flag Precious Metals Corp.
aMENDED AND RESTATED Equity Incentive Plan

Section 1.	Interpretation and Administrative Provisions

1.1	Purpose

The purposes of this Plan are to: (i) support the achievement of the Company’s performance objectives; (ii) align the interests of Eligible Persons with those of the Company’s shareholders; and (iii) attract, retain and motivate Eligible Persons critical to the long-term success of the Company and its subsidiaries.

1.2	Definitions

For the purposes of the Plan, the following terms have the following meanings:

“Active Employment” means a person is employed and actively performing employment duties for a Participating Company or performing other similar duties as may be determined by the Committee in its discretion, or is on a leave of absence approved by a Participating Company. Except as otherwise required by applicable legislation, “Active Employment” does not include any period during which the person is receiving payments in lieu of notice or severance pay (or damages for those amounts) under statute, contract, common law, civil law or otherwise. For purposes of this Plan, a Participant will not be considered to be in Active Employment if his or her employment has been terminated by the Participant’s resignation or by a Participating Company, regardless of whether the Participant’s employment has been terminated with or without cause, with or without notice, lawfully or unlawfully.

“Affiliate” means any entity that is an “affiliate” for the purposes of National Instrument 45-106 — Prospectus Exemptions, as amended from time to time.

“Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts which a Participating Company is required by law to withhold from any amounts to be paid or credited hereunder.

“Award” means an Option, RSU or PSU granted under this Plan.

“Award Agreement” means an Option Agreement, RSU Agreement or PSU Agreement, as the context requires.

“Blackout Period” means the period of time when, pursuant to any policies or determinations of the Company, securities of the Company may not be traded by insiders or other specified persons, including any period in which insiders or other specified persons are in possession of material undisclosed information, but excluding any period during which a regulator has halted trading in the Company’s securities.

“Board” means the board of directors of the Company.

“Business Day” means any day on which the Toronto Stock Exchange is open for business.

“Cause” means (i) if the Participant has an employment or service agreement with a Participating Company (or a similar agreement), “cause”, “just cause” or any other similar term as defined in such agreement, or (ii) if there is no such employment or service agreement (or a similar agreement) or definition, for the purposes of the Plan, means:

(a)	the willful failure by a Participant or any of the Participant’s employees or directors, as applicable, to perform their duties with respect to a Participating Company (other than due to illness);

(b)	theft, fraud, willful dishonesty or willful misconduct by the Participant or any of the Participant’s employees or directors, as applicable, involving the property, business or affairs of a Participating Company or the carrying out of the Participant’s duties with respect to a Participating Company;

(c)	the material breach by a Participant of their employment or service agreement (or a similar agreement), the Company’s code of conduct or any confidentiality, non-solicitation or non-competition obligations applicable to the Participant or any of the Participant’s employees or directors, as applicable;

(d)	the Participant is convicted of, or pleads guilty to, a crime which constitutes an indictable offence; or

(e)	any other conduct that would be treated by the courts of the jurisdiction in which the Participant is employed to constitute cause for termination of employment.

“Change of Control” means:

(a)	the direct or indirect sale or disposition of, by conveyance, transfer, lease or otherwise, in any single transaction or series of related transactions, all or substantially all of the property or assets of the Company, other than to an entity which was an Affiliate of the Company prior to the sale or disposition;

(b)	a reorganization, amalgamation, merger, arrangement or combination of the Company with or into any other entity, which results in all of the persons who were the beneficial owners of the Common Shares immediately prior to such reorganization, amalgamation, merger, arrangement or combination, together being entitled to exercise less than 50% of the voting rights attached to the outstanding voting securities of the entity resulting from the applicable transaction;

(c)	a formal bid or tender offer for voting securities of the Company or other acquisition of voting securities of the Company being completed which results in the offeror, its Affiliates and any other person acting jointly or in concert with the offeror (other than Elliott International L.P. or any of its Affiliates) together being entitled to exercise more than 50% of the voting rights attached to the outstanding voting securities of the Company; provided that, prior to such offer or acquisition, such persons were not entitled to exercise more than 50% of the voting rights attached to the outstanding voting securities of the Company; or

(d)	any transaction or series of related transactions determined by the Board to be substantially similar to any of the transactions noted above.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Consultant” means an individual consultant or a consultant entity, other than an employee or director of a Participating Company, that:

(a)	is engaged to provide services on a bona fide basis to a Participating Company, other than services provided in relation to a distribution of securities of the Company or any of its Affiliates;

(b)	provides the services under a written contract with a Participating Company; and

(c)	spends or will spend a significant amount of time and attention on the affairs and business of a Participating Company,

and includes, (i) for an individual consultant, (x) a company of which the individual consultant is an employee or shareholder; or (y) a partnership of which the individual consultant is an employee or partner, and (ii) for a consultant that is not an individual, an employee or director of the consultant, provided that the individual employee or director spends or will spend a significant amount of time and attention on the affairs and business of a Participating Company.

“Committee” means the Compensation, Nominating and Governance Committee of the Board or such other committee of the Board as designated by the Board from time to time to administer the Plan.

“Common Share” means a common share in the capital of the Company.

“Company” means Triple Flag Precious Metals Corp., and any successor thereto.

“Disability” means any physical or mental incapacity, disease or affliction of the Participant which has resulted in, or which will result in, the Participant’s inability to perform the essential duties of the Participant’s position, taking into account reasonable accommodation by the Participating Corporation as applicable, for an aggregate period of twenty-four (24) months, and further prevents the Participant from being gainfully employed or providing services in any position with the Participating Company thereafter.

“Dividend Share Unit” has the meaning ascribed to such term in Section 3.5.

“Eligible Person” means any employee or Consultant of a Participating Company and includes any employee who is on a leave of absence authorized by a Participating Company.

“Exercise Price” means the price at which a Common Share may be purchased upon the exercise of an Option as determined by the Board.

“Fair Market Value” means the closing price of a Common Share on the trading day immediately preceding the applicable day on the Toronto Stock Exchange or, if the Common Shares are not then listed on the Toronto Stock Exchange, on such other principal stock exchange or over-the-counter market on which the Common Shares are listed or quoted. If the Common Shares are not publicly traded or quoted, then “Fair Market Value” shall mean the fair market value of a Common Share as determined in good faith by the Board on the applicable day.

“Good Reason” means (i) if the Participant has an employment agreement with a Participating Company, “good reason” as defined in such agreement, or (ii) if there is no such employment agreement or definition, means: (a) any reduction in the Participant’s annual base salary or benefits to which the Participant is entitled; (b) the relocation of the Participant’s principal place of employment that would increase such Participant’s one-way commute by more than 20 kilometers; or (c) any adverse change in the Participant’s position, title, duties or responsibilities with a Participating Company. A termination of employment by the Participant for Good Reason shall be effectuated by the Participant, in good faith acting reasonably, by giving the applicable Participating Company written notice of the termination, setting forth the conduct of the Participating Company that constitutes Good Reason, within 30 days of the first date on which the Participant has knowledge of such conduct. A termination of employment by the Participant for Good Reason shall be effective 7 Business Days following the date on which the Participant delivers to a Participating Corporation written notice of the termination, which day shall be his or her last day of Active Employment for purposes of the Plan.

“Grant Date” means the date an Award is granted to a Participant as set out in the Participant’s Award Agreement.

“insider” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time.

“Notice of Exercise” means a notice substantially in the form set out as Schedule B to this Plan, as amended by the Board from time to time.

“Option” means a right granted to an Eligible Person to purchase a Common Share pursuant to the terms of this Plan.

“Option Agreement” means an agreement substantially in the form set out as Schedule A to this Plan, as amended by the Board from time to time, or such other form(s) as may be determined by the Board from time to time, specifying the terms and conditions of an Option.

“Participant” means any Eligible Person to whom an Award is granted.

“Participating Company” means the Company and any of its subsidiaries, as designated by the Board from time to time.

“Performance Period” means, with respect to PSUs, the period of time specified in the PSU Agreement during which the applicable Performance Vesting Conditions may be achieved.

“Performance Vesting Conditions” means such performance-related conditions in respect of the vesting of Share Units determined by the Board at the Grant Date, which may include but are not limited to, financial or operational performance of the Company, total shareholder return or individual performance criteria, measured over the Performance Period.

“Plan” means this Amended and Restated Equity Incentive Plan, as amended or restated from time to time, and including the Addendum for U.S. Participants attached hereto.

“PSU” means a right granted to an Eligible Person to receive, at the discretion of the Company, a Common Share issued from treasury or a cash payment equal to the Fair Market Value thereof, which right generally becomes vested, if at all, subject to the attainment of Performance Vesting Conditions and the satisfaction of such other conditions to vesting, if any, as may be determined by the Board.

“PSU Agreement” means an agreement substantially in the form set out as Schedule C to this Plan, as amended by the Board from time to time, or such other form(s) as may be determined by the Board from time to time, specifying the terms and conditions of a PSU.

“Retirement” or “Retire” means a Participant’s resignation with a Participating Company on or after the Participant reaches age 60 or a Participant’s resignation with a Participating Company on or after the Participant reaches age 55 and has at least 5 years of service in the aggregate with a Participating Company.

“RSU” means a right granted to an Eligible Person to receive, at the discretion of the Company, a Common Share issued from treasury or a cash payment equal to the Fair Market Value thereof, which right generally becomes vested, if at all, following a period of continuous employment.

“RSU Agreement” means an agreement substantially in the form set out as Schedule D to this Plan, as amended by the Board from time to time, or such other form(s) as may be determined by the Board from time to time, specifying the terms and conditions of an RSU.

“security-based compensation arrangement” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual, as amended from time to time.

“Settlement Date” has the meaning ascribed to such term in Section 3.7.

“Severance Period” means the period of notice (or the pay in lieu of such notice for the equivalent period) that a Participant is entitled to receive in connection with a Participant’s termination without Cause by a Participating Company pursuant to (i) the Participant’s “Severance Period” as such or similar term is defined in the Participant’s employment agreement with a Participating Company (if any), or (ii) the Participant’s minimum notice entitlements under applicable employment standards legislation, whichever is greater, and shall not include any period of common law, civil law or other notice of termination of employment or any period of salary continuation or deemed employment or other periods of time in respect of which damages are paid or are payable to the Participant in respect of the termination of employment, whether pursuant to an employment agreement or other agreement or at law.

“Share Unit” means an RSU, PSU or Dividend Share Unit as the context requires.

“Share Unit Account” has the meaning ascribed to such term in Section 3.6.

“subsidiary” means any entity that is a “subsidiary” for the purposes of National Instrument 45-106 — Prospectus Exemptions, as amended from time to time.

“Termination Date” means (i) in respect of a Participant who is a Consultant, the date the Participant ceases to provide services to any Participating Company (for any reason), and (ii) in respect of a Participant who is an employee, the Participant’s last day of Active Employment with a Participating Company (other than in connection with a Participant’s transfer of employment to another Participating Company), regardless of whether the Participant’s employment with the Participating Company is terminated with or without Cause, with or without notice, lawfully or unlawfully, and does not include any period of statutory, contractual, common law, civil law or other notice of termination of employment or any period of salary continuance, severance or deemed employment or other periods of time in respect of which damages are paid or are payable to the Participant in respect of the termination of employment, whether pursuant to an employment agreement or other agreement or at law.

“U.S. Participant” means a Participant who is a United States citizen or United States resident alien as defined for purposes of Code Section 7701(b)(1)(A) or for whom an Award is otherwise subject to taxation under the Code; provided, however, that a Participant shall be a U.S. Participant solely with respect to those affected Awards.

“Vesting Date” means the date or dates set out in the Award Agreement on which an Award will vest, or such earlier date as is provided for in the Plan or is determined by the Board.

1.3	Interpretation

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing any gender include any other gender. Whenever the Board or Committee is entitled to exercise discretion in the administration of the Plan, the term “discretion” means the sole and absolute discretion of the Board or Committee, as applicable. The division of the Plan into Articles and Sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of the Plan. Unless otherwise indicated, any reference in the Plan to an Article or Section refers to the specified Article or Section of the Plan.

1.4	Currency

Unless otherwise specifically provided, all references to dollars in this Plan are references to Canadian dollars.

1.5	Administration

This Plan will be administered by the Board which has the discretion to: (i) grant Awards to Eligible Persons; (ii) determine the Exercise Price, Performance Period, Performance Vesting Conditions, vesting schedule, term, limitations, restrictions and conditions applicable to Awards; (iii) waive or amend the Performance Vesting Conditions or vesting schedule; (iv) interpret and administer the Plan; (v) establish, amend and rescind any rules and regulations relating to the Plan; and (vi) make any other determinations that the Board deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Board deems, in its discretion, necessary or desirable. Any decision of the Board with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company as the Board determines.

To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board under the Plan. In such event, references to the Board mean and include the Committee, and the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decisions made or actions taken by the Committee arising out of or in connection with the administration or interpretation of this Plan within its authority under this Plan are final, conclusive and binding on the Company, each Participating Company, the Participants and all other persons.

1.6	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.7	Shares Subject to the Plan

Subject to adjustment pursuant to Section 5.1, the maximum number of Common Shares that shall be available for issuance under the Plan shall be 5% of the number of issued and outstanding Common Shares from time to time, provided that, the maximum number of Common Shares that may be issued pursuant to RSUs and PSUs shall not exceed 4% of the number of issued and outstanding Common Shares from time to time. Common Shares underlying Options that have been exercised or disposed of or that have expired or been terminated for any reason shall become available for subsequent issuance under the Plan. Common Shares underlying Share Units that have been settled or disposed of or that have expired or been terminated for any reason shall become available for subsequent issuance under the Plan. No fractional Common Shares may be purchased or issued hereunder.

1.8	Participation Limits

The grant of Awards under the Plan is subject to the following limitations:

(a)	no more than 5% of the outstanding Common Shares may be issued under the Plan alone or when combined with all other security-based compensation arrangements of the Company to any one Participant; and

(b)	the number of Common Shares that may be (i) issued to insiders within any one year period, or (ii) issuable to insiders at any time, in each case, under this Plan alone or when combined with all other security-based compensation arrangements of the Company, cannot exceed 10% of the outstanding Common Shares.

Section 2.	Options

2.1	Granting of Options

The Board may, from time to time, grant Options to Eligible Persons. The grant of an Option to an Eligible Person at any time shall neither entitle such Eligible Person to receive, nor preclude such Eligible Person from receiving, a subsequent grant of an Option. Each Option granted by the Board shall be evidenced by an Option Agreement.

2.2	Vesting of Options

The Board shall determine when an Option will become vested and may determine that the Option will become vested in installments and may make vesting of the Option conditional on the achievement of performance targets. Subject to the terms of any employment or other agreement between the Participant and a Participating Company, or the Board expressly providing to the contrary, a Participant’s Options shall vest as to 33.33% on each of the first 3 anniversaries of the Grant Date.

2.3	Exercise Price

The Exercise Price of an Option shall be fixed by the Board on the Grant Date and will not be less than the Fair Market Value of a Common Share as of the Grant Date, subject to all applicable regulatory requirements. Notwithstanding the foregoing, if an Option is approved during a Blackout Period, the Grant Date shall not be earlier than the sixth Business Day immediately following the expiration of the Blackout Period and the Exercise Price will not be less than the volume-weighted average trading price of the Common Shares on the Toronto Stock Exchange on the five trading days immediately preceding the Grant Date.

2.4	Option Term; Blackout Period

Subject to Section 4, each Option must be exercised no later than 7 years after the Grant Date or such shorter period as set out in the Participant’s Option Agreement, at which time such Option will expire. Notwithstanding any other provision of this Plan, each Option that would expire during a Blackout Period shall expire on the date that is 10 Business Days immediately following the expiration of the Blackout Period.

2.5	Exercise of Options

Vested Options may be exercised by the Participant or their personal legal representative delivering to the Company a Notice of Exercise signed by the Participant or their legal representative, accompanied by payment in full of the aggregate Exercise Price and any Applicable Withholding Taxes in respect of the Options being exercised, payable:

(a)	in cash, or by certified cheque, bank draft or money order payable to the Company or by such other means as might be specified from time to time by the Board; or

(b)	pursuant to a broker-assisted cashless exercise, whereby the Participant or their personal legal representative shall elect on the Notice of Exercise to receive:

(i)	an amount in cash equal to the cash proceeds realized upon the sale in the capital markets of the Common Shares underlying the Options by a securities dealer designated by the Company, less the aggregate Exercise Price, any Applicable Withholding Taxes, and any transfer costs charged by the securities dealer to sell the Common Shares;

(ii)	an aggregate number of Common Shares that is equal to the number of Common Shares underlying the Options minus the number of Common Shares sold in the capital markets by a securities dealer designated by the Company as required to realize cash proceeds equal to the aggregate Exercise Price, any Applicable Withholding Taxes and any transfer costs charged by the securities dealer to sell the Common Shares; or

(iii)	a combination of (i) and (ii).

Subject to Section 5.13, upon receipt of payment in full, the number of Common Shares in respect of which the Options are exercised will be duly issued to the Participant as fully paid and non-assessable, following which the Participant shall have no further rights, title or interest with respect to such Options.

Section 3.	Share Units

3.1	Granting of RSUs or PSUs

The Board may, from time to time, grant RSUs or PSUs to Eligible Persons. The grant of an RSU or PSU to an Eligible Person at any time shall neither entitle such Eligible Person to receive, nor preclude such Eligible Person from receiving, a subsequent grant of an RSU or PSU. Each RSU and PSU granted by the Board shall be evidenced by an RSU Agreement or PSU Agreement, as applicable. Unless otherwise provided in the applicable Award Agreement, Share Units granted to a Participant shall be awarded solely in respect of performance of such Participant in the calendar year in which the Grant Date occurs and future calendar years. In all cases, the Share Units shall be in addition to, and not in substitution for or in lieu of, ordinary salary and wages payable to a Participant in respect of their services to the applicable Participating Company.

3.2	Number and Type of Share Units

Each RSU Agreement and PSU Agreement shall set forth: (i) the Grant Date of the RSUs or PSUs; (ii) the number of RSUs or PSUs subject to such Award; (iii) the applicable vesting schedule; and (iv) any applicable Performance Vesting Conditions and Performance Period, and may specify such other terms and conditions consistent with the terms of the Plan as the Board shall determine or as shall be required under any other provision of the Plan.

3.3	Vesting of RSUs

Subject to the terms of any employment or other agreement between the Participant and a Participating Company, or the Board expressly providing to the contrary, and except as set forth in Section 4.6, a Participant’s RSUs shall vest as to 100% on the third anniversary of the Grant Date.

3.4	Vesting of PSUs

Subject to the terms of any employment or other agreement between the Participant and a Participating Company, or the Board expressly providing to the contrary, and except as set forth in Section 4.6, a Participant’s PSUs shall vest on the Vesting Date(s), conditional on the satisfaction of any Performance Vesting Conditions during the applicable Performance Period.

3.5	Dividend Share Units

When dividends (other than stock dividends) are paid on Common Shares, additional Share Units (“Dividend Share Units”) shall be credited to a Participant’s Share Unit Account as of the dividend payment date. The number of Dividend Share Units to be credited to the Participant’s Share Unit Account shall be determined by multiplying the aggregate number of Share Units held by the Participant on the relevant record date by the amount of the dividend paid by the Company on each Common Share, and dividing the result by the Fair Market Value on the dividend payment date, rounded down to the nearest whole Share Unit, which Dividend Share Units shall be in the form of RSUs or PSUs, as applicable. Dividend Share Units credited to a Participant’s Share Unit Account in accordance with this Section 3.5 shall be subject to the same vesting and settlement conditions applicable to the related RSUs or PSUs.

3.6	Share Unit Accounts

An account, called a “Share Unit Account”, shall be maintained by the applicable Participating Company for each Participant and will be credited with such grants of RSUs, PSUs or Dividend Share Units as are received by the Participant from time to time. Share Units that fail to vest or that are settled in accordance with Section 3.7 shall be cancelled and shall cease to be recorded in the Participant’s Share Unit Account as of the date on which such Share Units are forfeited or cancelled under the Plan or are settled, as the case may be. Where a Participant has been granted one or more RSUs or PSUs, such RSUs and PSUs (and related Dividend Share Units) shall be recorded separately in the Participant’s Share Unit Account.

3.7	Settlement of Share Unit Awards

On or as soon as practicable following the Vesting Date of a Share Unit and in any event no later than December 31 of the third year following the year in respect of which the Share Unit is granted (the “Settlement Date”), and subject to Section 5.11, the Company shall, in its sole discretion (i) issue from treasury the number of Common Shares that is equal to the number of vested Share Units held by the Participant as at the Settlement Date (rounded down to the nearest whole number), as fully paid and non-assessable Common Shares, (ii) deliver to the Participant an amount in cash (net of Applicable Withholding Taxes) equal to the number of vested Share Units held by the Participant as at the Settlement Date multiplied by the Fair Market Value as at the Settlement Date, or (iii) a combination of (i) and (ii). Upon settlement of such Share Units, the corresponding number of Share Units credited to the Participant’s Share Unit Account shall be cancelled and the Participant shall have no further rights, title or interest with respect thereto.

Section 4.	Termination of Employment

4.1	Termination for Cause

If a Participant’s employment with a Participating Company is terminated for Cause, all unvested Awards held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

The Participant may, within 30 days after the Participant’s Termination Date, or such shorter period as is remaining in the term of the Options, exercise the Participant’s vested Options in accordance with Section 2.5. At the end of such 30-day period or such shorter period as is remaining in the term of the Options, the unexercised Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

Any vested Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall be settled as soon as practicable following the Termination Date in accordance with Section 3.7.

4.2	Resignation

If a Participant resigns from a Participating Company (other than in circumstances constituting Retirement), all unvested Awards held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

The Participant may, within 60 days after the Participant’s Termination Date, or such shorter period as is remaining in the term of the Options, exercise the Participant’s vested Options in accordance with Section 2.5. At the end of such 60-day period or such shorter period as is remaining in the term of the Options, the unexercised Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

Any vested Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall be settled as soon as practicable following the Termination Date in accordance with Section 3.7.

4.3	Retirement or Disability

If a Participant’s employment with a Participating Company ceases as a result of the Participant’s Retirement or Disability, all Options held by the Participant on the Participant’s Termination Date shall remain outstanding and continue to vest and become exercisable pursuant to the terms of the Plan as if the Participant had remained employed.

If a Participant’s employment with a Participating Company ceases as a result of the Participant’s Retirement or Disability, all Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall remain outstanding and shall vest according to the schedule set out in the applicable Award Agreement as if the Participant had remained employed and any vested Share Units shall be settled in accordance with Section 3.7.

Notwithstanding the foregoing, any vesting of Share Units in connection with a Participant’s Retirement may be subject to and conditional on a Participant’s compliance with one or more restrictive covenants (including confidentiality, non-competition, non-solicitation and other similar covenants) as determined by the Board in its sole discretion.

4.4	Death

(a)	If a Participant’s employment with a Participating Company ceases as a result of death, all unvested Options held by the Participant on the Participant’s Termination Date shall immediately vest. The Participant’s personal legal representatives may, within 12 months after the Participant’s Termination Date or such shorter period as is remaining in the term of the Options, exercise all Options held by the Participant on the Participant’s Termination Date. At the end of such 12-month period or such shorter period as is remaining in the term of the Options, the unexercised Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant (or his or her legal representatives) in respect thereof as compensation, damages or otherwise.

(b)	If a Participant’s employment with a Participating Company ceases as a result of death, all RSUs and related Dividend Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall immediately vest on the Termination Date and shall be settled as soon as practicable following the Termination Date in accordance with Section 3.7.

(c)	If a Participant’s employment with a Participating Company ceases as a result of death, and

(i)	the Termination Date occurs on or following the first anniversary of the Grant Date of any PSUs in the Participant’s Share Unit Account on the Termination Date, all such PSUs and related Dividend Share Units shall immediately vest based on the level of achievement of the Performance Vesting Conditions up to and including the last quarter preceding the Termination Date and shall be settled as soon as practicable following the Termination Date in accordance with Section 3.7; or

(ii)	the Termination Date occurs prior to the first anniversary of the Grant Date of any PSUs in the Participant’s Share Unit Account on the Termination Date, all such PSUs and related Dividend Share Units shall immediately vest based on the target level achievement of the Performance Vesting Conditions and shall be settled as soon as practicable following the Termination Date in accordance with Section 3.7.

4.5	Termination Without Cause

(a)	If a Participant’s employment with a Participating Company is terminated without Cause, all unvested Options held by the Participant on the Participant’s Termination Date shall continue to vest up to and including the last day of the Participant’s Severance Period, subject to the remaining term of the Options. At the end of such period or such shorter period as is remaining in the term of the Options, the unvested Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. The Participant may, up to the date that is 90 days after the last day of the Participant’s Severance Period, or such shorter period as is remaining in the term of the Options, exercise the Participant’s vested Options in accordance with Section 2.5. At the end of such 90-day period or such shorter period as is remaining in the term of the Options, any such unexercised Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

(b)	If a Participant’s employment with a Participating Company is terminated without Cause, all RSUs and related Dividend Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall remain outstanding and shall vest up to and including the last day of the Participant’s Severance Period and any such vested Share Units shall be settled in accordance with Section 3.7. Any unvested RSUs and related Dividend Share Units that remain outstanding as of the last day of the Participant’s Severance Period shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

(c)	If a Participant’s employment with a Participating Company is terminated without Cause, and

(i)	the Termination Date occurs on or following the 18-month anniversary of the Grant Date of any PSUs in the Participant’s Share Unit Account on the Termination Date, all such PSUs and related Dividend Share Units shall remain outstanding and shall vest according to the schedule set out in the applicable Award Agreement as if the Participant had remained employed up to and including the last day of the Participant’s Severance Period and any vested Share Units shall be settled in accordance with Section 3.7. Any unvested PSUs and related Dividend Share Units that remain outstanding as of the last day of the Participant’s Severance Period shall vest based on the level of achievement of the Performance Vesting Conditions up to and including the last day of the Participant’s Severance Period and any remaining unvested PSUs and Dividend Share Units shall automatically terminate on such date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise; and

(ii)	the Termination Date occurs prior to the 18-month anniversary of the Grant Date of any PSUs in the Participant’s Share Unit Account on the Termination Date, all such PSUs and related Dividend Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

(d)	If a Participant’s employment with a Participating Company is terminated without Cause, any vested Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall be settled as soon as practicable following the Termination Date in accordance with Section 3.7.

4.6	Ceasing Employment Following a Change of Control

(a)	Notwithstanding anything in this Section 4 to the contrary, if a Participant’s employment with a Participating Company is terminated without Cause or the Participant resigns for Good Reason, in each case, within 12 months following a Change of Control, all unvested Options held by the Participant on the Participant’s Termination Date shall immediately vest. The Participant may within 12 months after the Participant’s Termination Date, or such shorter period as is remaining in the term of the Options, exercise all Options held by the Participant on the Participant’s Termination Date. At the end of such 12-month period or such shorter period as is remaining in the term of the Options, the unexercised Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

(b)	Notwithstanding anything in this Section 4 to the contrary, if a Participant’s employment with a Participating Company is terminated without Cause or the Participant resigns for Good Reason, in each case, within 12 months following a Change of Control, all RSUs and related Dividend Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall immediately vest on the Termination Date and shall be settled as soon as practicable following the Termination Date in accordance with Section 3.7.

(c)	Notwithstanding anything in this Section 4 to the contrary, if a Participant’s employment with a Participating Company is terminated without Cause or the Participant resigns for Good Reason, in each case, within 12 months following a Change of Control, and

(i)	the Termination Date occurs on or following the first anniversary of the Grant Date of any PSUs in the Participant’s Share Unit Account on the Termination Date, all such PSUs and related Dividend Share Units shall immediately vest based on the level of achievement of the Performance Vesting Conditions up to and including the last quarter preceding the Termination Date and shall be settled as soon as practicable following the Termination Date in accordance with Section 3.7; or

(ii)	the Termination Date occurs prior to the first anniversary of the Grant Date of any PSUs in the Participant’s Share Unit Account on the Termination Date, all such PSUs and related Dividend Share Units shall immediately vest based on the target level achievement of the Performance Vesting Conditions and shall be settled as soon as practicable following the Termination Date in accordance with Section 3.7.

4.7	Termination of Consultants

(a)	Notwithstanding any provision herein to the contrary, only the provisions set forth in this Section 4.7 shall govern the treatment of Awards held by Consultants in connection with a cessation of a Consultant’s services with a Participating Company.

(b)	If a Participant’s services with a Participating Company is terminated for Cause, all Awards held by the Participant on the Participant’s Termination Date (whether vested or unvested) shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

(c)	If a Participant’s services with a Participating Company is terminated for any reason other than for Cause, all unvested Awards held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. The Participant or the Participant’s personal legal representatives may, within 60 days after the Participant’s Termination Date, or such shorter period as is remaining in the term of the Options, exercise the Participant’s vested Options in accordance with Section 2.5. At the end of such 60-day period or such shorter period as is remaining in the term of the Options, the unexercised Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

Section 5.	General

5.1	Capital Adjustments

In the event of any corporate event or transaction involving the Company or an Affiliate (including, but not limited to, a change in the Common Shares of the Company or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of shares, exchange of shares, dividend in kind, extraordinary cash dividend, amalgamation or other like change in capital structure (other than normal cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Board, to prevent inappropriate dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion: (i) the number and kind of shares or other securities that may be granted pursuant to Awards; (ii) the number and kind of shares subject to outstanding Awards; (iii) the Exercise Price applicable to outstanding Options; (iv) the number of Share Units in the Participants’ Share Unit Accounts; (v) the vesting of PSUs; and/or (vi) other value determinations (including performance conditions) applicable to the Plan or outstanding Awards; however, no adjustment will obligate the Company to issue or sell fractional securities. All adjustments shall be made in good-faith compliance with paragraph 7(1.4)(c) of the Income Tax Act (Canada) and/or Code Section 409A, as applicable. For the avoidance of doubt, the purchase of Common Shares or other equity securities of the Company by a shareholder of the Company or by any third party from the Company shall not constitute a corporate event or transaction giving rise to an adjustment pursuant to this Section 5.1.

5.2	Effect of a Change of Control

Notwithstanding any other provision of this Plan, in the event of a Change of Control, the surviving, successor or acquiring entity may assume any outstanding Options and Share Units or substitute similar options or share units for the outstanding Options or Share Units, as applicable. If the surviving, successor or acquiring entity does not assume the outstanding Options and Share Units or substitute similar options or share units for the outstanding Options or Share Units, as applicable, or if the Board otherwise determines in its discretion, the Company shall give written notice to all Participants advising that the Plan shall be terminated effective immediately prior to the Change of Control and that all Options and RSUs (and related Dividend Share Units) and a specified number of PSUs (and related Dividend Share Units) shall be deemed to be vested and, unless otherwise exercised, settled, forfeited or cancelled prior to the termination of the Plan, shall expire or, with respect to RSUs and PSUs, be settled, immediately prior to the termination of the Plan. The number of PSUs which are deemed to be vested shall be determined by the Board, in its sole discretion, having regard to the level of achievement of the Performance Vesting Conditions prior to the Change of Control.

In the event of a Change of Control, the Board has the power to: (i) make such other changes to the terms of the Awards as it considers fair and appropriate in the circumstances, provided such changes are not adverse to the Participants; (ii) otherwise modify the terms of the Awards to assist the Participants to tender into a takeover bid or other arrangement leading to a Change of Control, and thereafter; and (iii) terminate, conditionally or otherwise, the Awards not exercised or settled, as applicable, following successful completion of such Change of Control. If the Change of Control is not completed within the time specified therein (as the same may be extended), the Awards which vest pursuant to this Section 5.2 shall be returned by the Company to the Participant and, if exercised or settled, as applicable, the Common Shares issued on such exercise or settlement shall be reinstated as authorized but unissued Common Shares and the original terms applicable to such Awards shall be reinstated.

5.3	Amendment and Termination

(a)	The Board may amend or suspend any provision of the Plan or any Award, or terminate this Plan, at any time without approval of security holders, subject to those provisions of applicable law and the rules, regulations and policies of the Toronto Stock Exchange and any other stock exchange on which the Common Shares are listed, if any, that require the approval of security holders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein or as required pursuant to applicable law or to qualify for any intended tax treatment, no action of the Board or security holders may materially adversely alter or impair the rights of a Participant under any Award previously granted to the Participant without the consent of the affected Participant. Without limiting the generality of the foregoing, the Board may make the following types of amendments to this Plan or any Awards without seeking security holder approval:

(i)	amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in this Plan or any Award or to correct or supplement any provision of this Plan or any Award that is inconsistent with any other provision of this Plan or any Award;

(ii)	amendments necessary to comply with the provisions of applicable law or the rules, regulations and policies of the Toronto Stock Exchange and any other stock exchange on which the Common Shares are listed;

(iii)	amendments necessary for Awards to qualify for favourable treatment under applicable tax laws;

(iv)	amendments to the vesting provisions of this Plan or any Award;

(v)	amendments to include or modify a cashless exercise feature, payable in cash or Common Shares, which provides for a full deduction of the number of underlying Common Shares from the Plan maximum;

(vi)	amendments to the termination or early termination provisions of this Plan or any Award, whether or not such Award is held by an insider, provided such amendment does not entail an extension beyond the original expiry date of the Award; and

(vii)	amendments necessary to suspend or terminate this Plan.

(b)	Security holder approval will be required for the following types of amendments:

(i)	any amendment to increase the maximum number of Common Shares issuable under this Plan, other than pursuant to Section 5.1;

(ii)	any amendment to this Plan that increases the length of the period after a Blackout Period during which Options may be exercised;

(iii)	any amendment which would result in the Exercise Price on the Grant Date for any Option granted under this Plan being lower than the fair market value at the Grant Date of the Option;

(iv)	any amendment that would permit the introduction or reintroduction of non-employee directors as Eligible Persons on a discretionary basis or any amendment that increases the limits previously imposed on non-employee director participation;

(v)	any amendment to remove or to exceed the insider participation limit set out in Section 1.8(b);

(vi)	any amendment which reduces the Exercise Price of an Option or allows for the cancellation and reissuance of an Option, which would be considered a repricing under the rules of the Toronto Stock Exchange, in each case, other than pursuant to Sections 5.1 or 5.2;

(vii)	any amendment extending the term of an Award beyond the original expiry date, except as provided in Section 2.4;

(viii)	any amendment which deletes or reduces the range of amendments which require approval by the security holders of the Company under this Section 5.3(b);

(ix)	any amendment which would allow for the transfer or assignment of Awards under this Plan, other than for normal estate settlement purposes; and

(x)	amendments required to be approved by security holders under applicable law or the rules, regulations and policies of the Toronto Stock Exchange or any other stock exchange on which the Common Shares are listed.

5.4	Clawback

Notwithstanding any other provision of this Plan, any Award which is subject to recovery or recoupment under applicable laws, stock exchange listing requirements or policies adopted by the Company, as may be adopted and amended from time to time, will be subject to such deductions and clawbacks as may be required pursuant to such laws, stock exchange listing requirements or policies.

5.5	Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

5.6	Unfunded Plan

This Plan shall be unfunded and the Company will not secure its obligations hereunder. To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.

5.7	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Participating Companies and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of a Participating Company or a Participant.

5.8	Transferability of Awards

Awards are personal to the Participant. Rights of a Participant respecting Awards shall not be transferable or assignable, except as provided in Section 4.3 or by will or the laws of descent and distribution. A purported transfer or assignment of any Award in any other circumstances will not be valid, and the Company will not issue any Common Shares upon the attempted exercise of any such improperly transferred or assigned Award. A Participant may not mortgage, hypothecate, pledge or grant a security interest in any Award.

5.9	No Special Rights

No Participant shall be induced to acquire, exercise or settle an Award by expectation of employment, engagement or other service or continued employment, engagement or other service. Nothing contained in the Plan or by the grant of any Awards will confer upon any Participant any right to the continuation of the Participant’s employment, engagement or other service by or with a Participating Company or interfere in any way with the right of any Participating Company at any time to terminate a Participant’s employment, engagement or other service or to increase or decrease the compensation of a Participant. Nothing in this Plan may be construed to provide any Participant with any rights whatsoever to compensation or damages in lieu of notice or continued participation in, or entitlements under, the Plan as a consequence of a Participant’s termination of employment, engagement or other service (regardless of the reason for the termination and the party causing the termination, including a termination without Cause). The Plan does not give any Participant any right to claim any benefit or compensation except to the extent specifically provided in the Plan. Awards shall not be considered Common Shares nor shall they entitle a Participant to any interest in or title to any Common Shares or to exercise voting rights or any other rights attaching to the Common Shares. Participation in the Plan by an Eligible Person shall be voluntary.

5.10	Other Employee Benefits

The amount of any compensation received or deemed to be received by a Participant as a result of his or her participation in the Plan will not constitute compensation, earnings or wages with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance, termination, severance or salary continuation plan or any other employee benefit plans, nor under any applicable employment standards or other legislation, except as otherwise specifically determined by the Board.

5.11	Withholding Taxes

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.

Notwithstanding any other provision of this Plan, a Participant shall be solely responsible for all Applicable Withholding Taxes resulting from their participation in the Plan, including in connection with the receipt of Common Shares or other property pursuant to this Plan. In connection with the issuance of Common Shares or other property pursuant to this Plan or any other taxable event, a Participant shall, at the Participant’s discretion:

(a)	pay to the Company an amount as necessary so as to ensure that the Company is in compliance with the applicable provisions of any federal, provincial, local or other law relating to the Applicable Withholding Taxes in connection therewith;

(b)	authorize a securities dealer designated by the Company, on behalf of the Participant, to sell in the capital markets a portion of the Common Shares issued hereunder to realize cash proceeds to be used to satisfy the Applicable Withholding Taxes; or

(c)	make other arrangements acceptable to the Company to fund the Applicable Withholding Taxes.

5.12	No Liability

No Participating Company shall be liable to any Participant for any loss resulting from a decline in the market value of the Common Shares.

5.13	Government Regulation and Grant Restrictions

The Company’s obligation to issue and deliver Common Shares under any Award is subject to: (i) the completion of such registration or other qualification of such Common Shares or obtaining approval of such regulatory authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Common Shares to listing on any stock exchange on which such Common Shares may then be listed; and (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction. The Company shall take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed. The Company may endorse such legend or legends upon the certificates for, or other evidences of, Common Shares issued upon the exercise or settlement of an Award and may issue such “stop transfer” instructions to its transfer agent in respect of such Common Shares as, in its absolute discretion, it determines to be necessary or appropriate. Awards may not be granted with a Grant Date or effective date earlier than the date on which all actions required to grant the Awards have been completed.

5.14	Priority of Agreements

In the event of any inconsistency or conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail. In the event of any inconsistency or conflict between the provisions of the Plan or any Award Agreement, on the one hand, and a Participant’s employment or service agreement with a Participating Company (or a similar agreement), on the other hand, the provisions of the employment or service agreement (or a similar agreement) shall prevail.

5.15	Compliance with Applicable Laws

If any provision of the Plan or any Award contravenes any law or any order, policy, by-law, rule or regulation of any regulatory body or stock exchange having jurisdiction or authority over the securities of the Company or its Affiliates or the Plan, then such provision may in the sole discretion of the Board be amended to the extent considered necessary or desirable to bring such provision into compliance therewith, and appropriate consideration shall be paid by the Company to the extent that a Participant is adversely affected by such amendment. The Company is not obligated to grant any Awards, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant, the Company or any of its Affiliates of any provision of any applicable statutory or regulatory enactment of any government or government agency.

5.16	Non-Canadian Participants

In order to assure the viability of Awards granted to Participants employed or resident in countries other than Canada, the Board may adopt such addendums, subplans and procedures, and may provide for such additional or varied terms in the Award Agreements entered into with such Participants, as it may consider necessary or appropriate to accommodate participation in the Plan by such persons, including, without limitation, in light of differences in local law or practice.

5.17	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

5.18	General

The existence of any Award does not affect in any way the right or power of the Company to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, arrangement, combination, merger or consolidation involving the Company, to create or issue any bonds, debentures, Common Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section 5.18 would have an adverse effect on this Plan or any Award pursuant to this Plan.

5.19	Effective Date

This Plan applies to Awards granted hereunder on and after March 4, 2022.

Addendum For U.S. Participants
Triple Flag Precious Metals Corp.
Amended and Restated Equity Incentive Plan

The provisions of this addendum to the Plan (the “Addendum”) apply to Options and Share Units granted to or held while a U.S. Participant. All capitalized terms used but not defined in this Addendum have the meanings ascribed to them in the Plan. Section references set forth below refer to sections of the Plan. This Addendum shall have no effect on any other terms and provisions of the Plan or any Awards except as set forth below.

1.	Definitions

As used in this Addendum and/or the Plan with respect to any U.S. Participant:

a.	“Change of Control” has the meaning ascribed to such term in the Plan; provided, that a Change of Control shall be limited to a “change in control event” as defined under Code Section 409A to the extent necessary to avoid the imposition of taxes, penalties and interest under Code Section 409A in the case of a U.S. Participant.

b.	“Fair Market Value” has the meaning ascribed to such term in the Plan; provided, that Fair Market Value shall be determined consistent with the principles of Code Section 409A to the extent applicable in the case of a U.S. Participant.

c.	“Separation from Service” means, with respect to a U.S. Participant, any event that may qualify as a separation from service under Treasury Regulation Section 1.409A-1(h). A U.S. Participant shall be deemed to have separated from service if he or she dies, retires or otherwise has a termination of employment as defined under Treasury Regulation Section 1.409A-1(h).

d.	“Settlement Date” has the meaning ascribed to such term in the Plan; provided, that for any U.S. Participant, the Settlement Date shall occur not later than 30 days following the Vesting Date of such Share Unit.

e.	“Specified Employee” has the meaning set forth in Treasury Regulation Section 1.409A-1(i).

f.	“Treasury Regulation” means any U.S. Treasury Regulation promulgated under the Code.

g.	“Vesting Date” means, in the case of a U.S. Participant, the date or dates set out in the Award Agreement on which an Award will vest.

2.	Plan Not Subject to ERISA

The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

3.	Options Granted to U.S. Participants

Each Option granted to a U.S. Participant is intended as a “nonqualified stock option” exempt from Code Section 409A and is not intended to meet the requirements of Code Section 422. An Option may be granted to a U.S. Participant only if, with respect to such U.S. Participant, the Company is an “eligible issuer of service recipient stock” within the meaning of Code Section 409A.

4.	Settlement of Share Unit Awards Following Termination

Any Share Units that are held by a U.S. Participant who experiences a Termination Date and that are or become eligible for settlement pursuant to Section 4 following such Termination Date shall be settled, if ever, solely in accordance with the schedule set forth in Section 3.7 of the Plan, and, for avoidance of doubt, shall not be paid on any earlier date otherwise contemplated by any provision of Section 4.

5.	Change of Control

Section 5.2 is deleted in its entirety and replaced with the following:

Notwithstanding any other provision of this Plan, in the event of a Change of Control, the surviving, successor or acquiring entity may assume any outstanding Options and Share Units or, in accordance with Code Section 409A to the extent applicable, substitute similar options or share units for the outstanding Options or Share Units, as applicable. All such assumed Share Units or substituted share units shall be paid, if ever, solely in accordance with the schedule set forth in Section 3.7 of the Plan.

If the surviving, successor or acquiring entity does not assume the outstanding Options or substitute similar options for the outstanding Options, or if the Board otherwise determines in its sole discretion, the Company shall give written notice to all Participants advising that all outstanding Options shall be deemed to be vested and, unless earlier exercised, forfeited or cancelled, shall expire immediately prior to the consummation of the Change of Control.

If (i) the Change of Control is a “change in control event” as defined under Code Section 409A and (ii) the surviving, successor or acquiring entity does not assume outstanding Share Units or substitute similar share units for outstanding Share Units, or if the Board otherwise determines in its sole discretion, the Company may terminate the Plan with respect to, and settle vested Awards held by, U.S. Participants in accordance with Code Section 409A. In the event of such a Plan termination, the number of PSUs that are deemed to be vested shall be determined in by the Board in its sole discretion.

In the event of a Change of Control, and subject in all cases to Code Section 409A, the Board has the power to: (i) make such other changes to the terms of the Awards as it considers fair and appropriate in the circumstances, provided such changes are not adverse to the Participants; (ii) otherwise modify the terms of the Awards to assist the Participants to tender into a takeover bid or other arrangement leading to a Change of Control, and thereafter; and (iii) terminate, conditionally or otherwise, the Awards not exercised or settled, as applicable, following successful completion of such Change of Control.

6.	No Acceleration or Delay

With respect to any Award held by a U.S. Participant that is subject to Code Section 409A, the acceleration or delay of the time or schedule of any payment except as provided under the Plan (including this Addendum) is prohibited, except as provided in regulations and administrative guidance promulgated under Code Section 409A.

7.	Code Section 409A

With respect to Awards to U.S. Participants under the Plan, each Option is intended to be exempt from, and each Share Unit (including each Dividend Share Unit) is intended comply with, Code Section 409A, and each provision of the Plan and applicable Award Agreement shall be interpreted and construed consistent with the applicable intent.

With respect to Awards subject to Code Section 409A, all payments to be made upon or on a date determined by reference to a U.S. Participant’s Termination Date shall only be made upon a Separation from Service, and in such a case, “termination,” “separation” and similar terms will be construed accordingly. If on the date of the U.S. Participant’s Separation from Service (i) the Company’s stock (or stock of any other company that is required to be aggregated with the Company in accordance with the requirements of Code Section 409A) is publicly traded on an established securities market or otherwise, and (ii) the U.S. Participant is a Specified Employee, then any amounts payable to the Participant under the Plan due to, and upon or within six months following, the U.S. Participant’s Separation from Service (other than due to death) will be postponed and instead paid in a single lump sum, without interest, within 30 days after the date that is six months following the U.S. Participant’s Separation from Service; provided, that if the U.S. Participant dies prior to payment of any amounts postponed hereunder, such amounts shall be paid to the U.S. Participant’s estate within 30 days following the U.S. Participant’s death.

If any provision of the Plan or any Award or Award Agreement contravenes Code Section 409A or could cause a U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Board may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to: (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring taxes, interest and penalties under Code Section 409A; and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to the Company or contravening Code Section 409A. However, the Company shall have no obligation to modify the Plan or any Award or Award Agreement and does not guarantee that Awards will not be subject to taxes, interest and penalties under Code Section 409A.

Schedule A
OPTION AGREEMENT

[insert name of officer or employee] (the “Participant”)

Pursuant to the Amended and Restated Equity Incentive Plan (the “Plan”) of Triple Flag Precious Metals Corp. (the “Company”) and in consideration of services provided by the Participant to any Participating Company, the Company hereby grants to the Participant on ________________, _______ (the “Grant Date”) _____________ Options to purchase Common Shares of the Company at an Exercise Price of C$_________ per Common Share.

Capitalized terms used but not otherwise defined in this Option Agreement shall have the meanings set out in the Plan.

Subject to earlier expiry in accordance with the Plan, the Options shall cease to be exercisable and shall expire on ________________, _______ [insert expiry date - no longer than 7 years after the Grant Date]. The Options shall vest on the following dates: [insert vesting schedule].

For U.S. federal income tax purposes, the Options are not intended to qualify as “incentive stock options” under Section 422 of the Code.

The Participant hereby acknowledges that the Participant is subject to (i) restrictive covenants set forth in the Participant’s employment agreement with a Participating Company (including, without limitation, non-competition, non-solicitation, non-disparagement and confidentiality covenants (as applicable)) (collectively, the “Restrictive Covenants”), and (ii) the Company’s Trading Restrictions and Anti-Hedging Policy, each as may be amended from time to time. The Participant hereby agrees that should the Participant’s employment cease by reason of Retirement and the Participant breaches, as determined in the sole discretion of the Board (acting reasonably), any of the Restrictive Covenants at any time on or following the Participant’s Termination Date, all Options (whether vested or unvested) held by the Participant shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. If any provision of this Option Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Option Agreement shall be construed and enforced as if such provisions had not been included.

The Company and the Participant understand and agree that the granting and exercise of the Options and the issuance of Common Shares are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this Option Agreement. By signing and returning this Option Agreement, the Participant acknowledges having received and read a copy of the Plan, including the early termination provisions set out in Section 4 of the Plan, and agrees to comply with it, this Option Agreement and all applicable laws and regulations.

DATED ______________________, _______.

Triple Flag Precious Metals Corp.

By:
Name: Title:

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this Option Agreement or acquire any Option or Common Shares by expectation of employment or continued employment with any Participating Company. I confirm and acknowledge that I have received and reviewed a copy of the Plan and that I understand and accept its terms and provisions, including the early termination provisions set out in Section 4 of the Plan that provide that my Options may be forfeited upon various events of termination, including a termination with or without Cause. [Furthermore, I confirm and acknowledge that I have received and reviewed a copy of the Company’s Compensation Recovery Policy and that I understand and accept that my Options are subject to such policy.][Only include for Participants who are subject to the policy.]

I agree to provide the Company with all information (including personal information) required by the Company to administer the Plan. I consent to the Company and any of its affiliates sharing and exchanging my information held in order to administer and operate the Plan (including personal details, data relating to my participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“my Information”) and providing the Board, the Committee, the Company’s and/or any of its affiliates’ agents, officers, employees and/or third parties with my Information for the administration and operation of the Plan. I acknowledge that I have the right to request a list of the names and addresses of any potential recipients of my Information and to review and correct my Information by contacting my local human resources representative. I acknowledge that the collection, processing and transfer of my Information is important to the Plan administration and that failure to consent to same may prohibit participation in the Plan or my receipt of the Option.

Signature

Name (please print)

CHECK THE BOX BELOW IF APPLICABLE:

☐ I am a U.S. Participant, and I understand that my Option is subject to the terms and conditions of the Plan specifically applicable to U.S. Participants, including the Addendum for U.S. Participants.

Schedule B
NOTICE OF EXERCISE

To:      Triple Flag Precious Metals Corp.
Attention:      Corporate Secretary

I,                                                                                                  hereby exercise                                     options (“Options”) to purchase Common Shares of Triple Flag Precious Metals Corp. (the “Company”) at an Exercise Price of C$                             per Common Share. This Notice of Exercise is delivered in respect of the               Options that were granted to me on                      under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”). Capitalized terms used but not otherwise defined herein have the meanings set out in the Plan. In connection with the foregoing:

(tick one)

☐	I enclose cash, a certified cheque, bank draft or money order payable to the Company in the amount of C$_______________(which reflects the aggregate Exercise Price of the Options) plus the amount of C$____________ (which reflects the amount the Company believes is necessary to remit as part of any Applicable Withholding Taxes), and the foregoing shall be the full payment for the Common Shares to be received upon exercise of the Options and I acknowledge that the Common Shares will be issued to me only upon satisfaction of the requirements of Section 2.5 of the Plan;

☐	I hereby elect to receive an amount in cash equal to the cash proceeds realized upon the sale in the capital markets of the Common Shares underlying the Options by a securities dealer designated by the Company, less the aggregate Exercise Price, any Applicable Withholding Taxes and any transfer costs incurred to sell the Common Shares; or

☐	I hereby elect to receive an aggregate number of Common Shares that is equal to the number of Common Shares underlying the Options being exercised minus the number of Common Shares sold in the capital markets by a securities dealer designated by the Company as required to realize cash proceeds equal to the aggregate Exercise Price, any Applicable Withholding Taxes and any transfer costs incurred to sell the Common Shares.

Date	Participant’s Signature

Schedule C
PSU AGREEMENT

[Insert name of officer or employee] (the “Participant”)

Pursuant to the Amended and Restated Equity Incentive Plan (the “Plan”) of Triple Flag Precious Metals Corp. (the “Company”), and in consideration of services provided by the Participant to any Participating Company in respect of the ________ year, the Company hereby grants to the Participant on _________________, ________ (the “Grant Date”) _____ PSUs under the Plan.

The Performance Period for this award is ■ [Insert Date] to ■ [Insert Date].

The PSUs shall vest on _________________ (the “Vesting Date”), subject to the attainment of the following Performance Vesting Conditions: [Insert applicable performance vesting conditions and proportion of PSUs that vest depending on the attainment certain performance criteria. Ensure that all PSUs vest no later than November 30 of the year that is three years from the year in respect of which the PSUs are awarded.]

The Participant hereby acknowledges that the Participant is subject to (i) restrictive covenants set forth in the Participant’s employment agreement with a Participating Company (including, without limitation, non-competition, non-solicitation, non-disparagement and confidentiality covenants (as applicable)) (collectively, the “Restrictive Covenants”), and (ii) the Company’s Trading Restrictions and Anti-Hedging Policy, each as may be amended from time to time. The Participant hereby agrees that should the Participant’s employment cease by reason of Retirement and the Participant breaches, as determined in the sole discretion of the Board (acting reasonably), any of the Restrictive Covenants at any time on or following the Participant’s Termination Date, all PSUs and related Dividend Share Units (whether vested or unvested) held by the Participant shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. If any provision of this PSU Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the PSU Agreement shall be construed and enforced as if such provisions had not been included.

Notwithstanding anything in the Plan to the contrary, the PSUs shall only be settled in cash and not in Common Shares.

Capitalized terms used but not otherwise defined in this PSU Agreement shall have the meaning set out in the Plan.

The Company and the Participant understand and agree that the granting and settlement of the PSUs are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this PSU Agreement. By signing and returning this PSU Agreement, the Participant acknowledges having received and read a copy of the Plan, including the early termination provisions set out in Section 4 of the Plan, and agrees to comply with it, this PSU Agreement and all applicable laws and regulations.

Triple Flag Precious Metals Corp.

By:
Name: Title:

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this PSU Agreement or acquire any PSUs or Common Shares by expectation of employment or continued employment with any Participating Company. I confirm and acknowledge that I have received and reviewed a copy of the Plan and that I understand and accept its terms and provisions, including the early termination provisions set out in Section 4 of the Plan that provide that my PSUs may be forfeited upon various events of termination, including a termination with or without Cause. [Furthermore, I confirm and acknowledge that I have received and reviewed a copy of the Company’s Compensation Recovery Policy and that I understand and accept that my PSUs are subject to such policy.][Only include for Participants who are subject to the policy.]

I agree to provide the Company with all information (including personal information) required by the Company to administer the Plan. I consent to the Company and any of its affiliates sharing and exchanging my information held in order to administer and operate the Plan (including personal details, data relating to my participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“my Information”) and providing the Board, the Committee, the Company’s and/or any of its affiliates’ agents, officers, employees and/or third parties with my Information for the administration and operation of the Plan. I acknowledge that I have the right to request a list of the names and addresses of any potential recipients of my Information and to review and correct my Information by contacting my local human resources representative. I acknowledge that the collection, processing and transfer of my Information is important to the Plan administration and that failure to consent to same may prohibit participation in the Plan or my receipt of the PSUs.

Signature

Name (please print)

CHECK THE BOX BELOW IF APPLICABLE:

☐     I am a U.S. Participant, and I understand that my PSUs are subject to the terms and conditions of the Plan specifically applicable to U.S. Participants, including the Addendum for U.S. Participants.

Schedule D
RSU AGREEMENT

[Insert name of officer or employee] (the “Participant”)

Pursuant to the Amended and Restated Equity Incentive Plan (the “Plan”) of Triple Flag Precious Metals Corp. (the “Company”), and in consideration of services provided by the Participant to any Participating Company in respect of the ________ year, the Company hereby grants to the Participant on _________________, ________ (“Grant Date”) _____ RSUs under the Plan.

The RSUs shall vest on the following dates (each, a “Vesting Date”):

as to                           RSUs on [insert date that is one year after Grant Date];

as to                           RSUs on [insert date that is two years after Grant Date]; and

as to                           RSUs on [insert date that is three years after Grant Date];

The Participant hereby acknowledges that the Participant is subject to (i) restrictive covenants set forth in the Participant’s employment agreement with a Participating Company (including, without limitation, non-competition, non-solicitation, non-disparagement and confidentiality covenants (as applicable)) (collectively, the “Restrictive Covenants”), and (ii) to the Company’s Trading Restrictions and Anti-Hedging Policy, each as may be amended from time to time. The Participant hereby agrees that should the Participant’s employment cease by reason of Retirement and the Participant breaches, as determined in the sole discretion of the Board (acting reasonably), any of the Restrictive Covenants at any time on or following the Participant’s Termination Date, all RSUs and related Dividend Share Units (whether vested or unvested) held by the Participant shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. If any provision of this RSU Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the RSU Agreement shall be construed and enforced as if such provisions had not been included.

Notwithstanding anything in the Plan to the contrary, the RSUs shall only be settled in cash and not in Common Shares.

Capitalized terms used but not otherwise defined in this RSU Agreement shall have the meaning set out in the Plan.

The Company and the Participant understand and agree that the granting and settlement of these RSUs are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this RSU Agreement. By signing and returning this RSU Agreement, the Participant acknowledges having received and read a copy of the Plan, including the early termination provisions set out in Section 4 of the Plan, and agrees to comply with it, this RSU Agreement and all applicable laws and regulations.

Triple Flag Precious Metals Corp.

By:
Name: Title:

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this RSU Agreement or acquire any RSUs or Common Shares by expectation of employment or continued employment with any Participating Company. I confirm and acknowledge that I have received and reviewed a copy of the Plan and that I understand and accept its terms and provisions, including the early termination provisions set out in Section 4 of the Plan that provide that my RSUs may be forfeited upon various events of termination, including a termination with or without Cause. [Furthermore, I confirm and acknowledge that I have received and reviewed a copy of the Company’s Compensation Recovery Policy and that I understand and accept that my RSUs are subject to such policy.][Only include for Participants who are subject to the policy.]

I agree to provide the Company with all information (including personal information) required by the Company to administer the Plan. I consent to the Company and any of its affiliates sharing and exchanging my information held in order to administer and operate the Plan (including personal details, data relating to my participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“my Information”) and providing the Board, the Committee, the Company’s and/or any of its affiliates’ agents, officers, employees and/or third parties with my Information for the administration and operation of the Plan. I acknowledge that I have the right to request a list of the names and addresses of any potential recipients of my Information and to review and correct my Information by contacting my local human resources representative. I acknowledge that the collection, processing and transfer of my Information is important to the Plan administration and that failure to consent to same may prohibit participation in the Plan or my receipt of the RSUs.

Signature

Name (please print)

CHECK THE BOX BELOW IF APPLICABLE:

☐ I am a U.S. Participant, and I understand that my RSUs are subject to the terms and conditions of the Plan specifically applicable to U.S. Participants, including the Addendum for U.S. Participants.

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